Exhibit 10.27
October 22, 2020

Mr. Bryan Buckler
2238 Grimmersborough Lane
Charlotte, NC 28270

Dear Bryan,

We are pleased to offer you the position of Chief Financial Officer for OGE Energy Corp. (“OGE”) and Oklahoma Gas and Electric Company (“OG&E”) and look forward to your acceptance by October 26, 2020. The terms of this letter are subject to the approval of the Board of Directors of OGE and OG&E and to the approval of the Compensation Committee of the OGE Board of Directors, which we will promptly seek.

The fundamental elements of the offer include:

Position:	Chief Financial Officer

Start Date:	January 1, 2021 (with January 4 as the first workday)

Initial Base Salary:	Your initial base salary will be at the annual rate of $400,000

Annual Short-Term Incentive Bonus Plan:
You will be eligible to receive a Target Individual Award for 2021 paid in 2022 under the OGE Energy Corp. 2013 Annual Incentive Compensation Plan (the “Annual Bonus Plan”) of 70% of your base salary. The performance goals for your Target Individual Award and the portion of your award dependent on such performance goals will be approved by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of OGE at its meeting in February 2021. The earned payout potential for this award will be between zero and 150% of the target, with the payout during the first quarter of 2022.

Long-Term Incentive Plan:	You will be eligible to receive three Long-Term Incentive Awards under the OGE Corp. 2013 Stock Incentive Plan (the “Stock Plan”).

The first award consists of a grant tied to an annual target for the Chief Financial Officer position that is equal to 150% of your base salary. This grant consists of (a) 75% Performance Units (based on total shareholder return of OG&E stock over a three-year period of time) and (b) 25% Restricted Stock Units with a three-year cliff vesting period. The earned payout for the Performance Unit grant will be between zero and 200%. The precise terms of this award will be governed by an agreement, which will be provided to you, and by the Stock Plan. Your grant will include accrued dividends for the performance and vesting period. Your receipt of this grant is subject to approval of the Compensation Committee during its February 2021 meeting.

To account for the unvested restricted stock grants you are walking away from, the second award of Restricted Stock will be valued at $148,240 on the grant date of January 4, 2021. The grant will have a 3-year vesting schedule with 57% of the units vesting on February 28, 2021, 34% of the units vesting on February 28, 2022, and 9% of the units vesting on February 28, 2023. The precise terms of this award will be governed by an agreement, which will be provided to you, and by the Stock Plan. Your grant will include accrued dividends for the performance and vesting period. Your receipt of this grant is subject to approval of the Compensation Committee during its November 2020 meeting.

Exhibit 10.27

To account for the unvested performance-based stock grants you are walking away from, the third award of Performance Units will be valued at $95,200 on the grant date of January 4, 2021. These units will be based on total shareholder return of OG&E stock over a two-year period of time ending December 31, 2022. The precise terms of this award will be governed by an agreement, which will be provided to you, and by the Stock Plan. Your grants will include accrued dividends for the performance and vesting period. Your receipt of this grant is subject to approval of the Compensation Committee during its November 2020 meeting.

Subsequent awards of grants will be submitted through the annual Long-Term Incentive granting process during the first quarter of each year.

Retention Award:	To account for the Retention Award you are walking away from, you will be eligible to receive a total cash payment of $175,000 over three installment payments as outlined in the attached Retention Agreement.

Relocation - Buyer Value Option:
You will receive the following assistance as coordinated by OGE Energy Corp and Weichert Workforce Mobility:

•Payment of home sale closing cost

•New home purchase closing cost up to $5,000

•Moving expenses, including packing and unpacking of household goods and personal effects and transportation to the new location for you and your family up to $25,000

•Lump sum miscellaneous allowance of $8,500 (includes commuting, temporary living, house finding, final move)

•Payment of storage fees for up to 90 days

If you decide to terminate employment prior to the one-year anniversary date of your hire, you agree to repay the full amount of the cost incurred for your relocation including applicable taxes. If you decide to terminate employment prior to the two-year anniversary date of your hire, you agree to repay a pro-rated amount of the relocation including applicable taxes. Additional relocation program details will be provided by Scharon Cantrell, Sr. Manager of Workforce Solutions.

Health and Other Benefits:	You will be eligible to participate in the health and each remaining employee benefit and related plan made available by OGE to its employees and employees of its subsidiaries to the extent as other employees of comparable position with OGE and subsidiaries (including the Deferred Compensation Plan). You will be provided with information concerning the terms (including eligibility) of our various benefits. Please note that coverage for you under the terms of the medical and dental plans will commence on the first day of employment.

Severance:	If your employment with the Company is terminated without cause on or prior to December 31, 2021, you shall receive a severance payment equal to the greater of your base salary at the time or $400,000, subject to receipt by the Company of a standard release from you. “Cause” shall mean gross negligence or willful neglect by you in performance of your duties or your conviction of a felony.

Exhibit 10.27

401(k) Matching:	You will be eligible to participate in the OGE 401(k) Plan allowing you to contribute towards your retirement, with OGE matching your contributions at 200% of the first 5% of your contribution as defined in the OGE 401(k) Plan.

Vacation:	Commencing January 2021, you will be entitled to 5 weeks (25 days) of paid vacation annually in addition to all holidays observed by OGE.

All job offers are contingent on the successful completion with satisfactory results (satisfactory results are the sole discretion of the Company) of a pre-employment drug screen, and background investigation, including a credit check. The foregoing terms of employment are subject to reconsideration and change by the Company beginning in 2022 in the same manner that they are for other officers at the Company. Also, your employment with the Company is at-will and accordingly may be terminated by either you or the Company at any time. Neither this letter or any other oral or written representations may be considered a contract for employment for any specific period of time.

Once we receive your signed acceptance of this offer, we will contact you to begin your pre-employment process. Should you have any questions, please feel free to contact Scharon Cantrell, Sr. Manager of Workforce Solutions, at 405-553-3104.

Bryan, we are excited at the prospect of you joining our organization and look forward to a positive response. Please sign and return one copy of this letter to me by October 26, 2020, acknowledging your acceptance.

Sincerely,
/s/ Sean Trauschke

Sean Trauschke
Chairman, President and CEO

Agreed and Accepted

Name /s/ W. Bryan Buckler
Date Oct. 26, 2020